Exhibit 99.2

26/F HKRI Centre One, HKRI Taikoo Hui,

288 Shimen Road (No. 1),

Shanghai 200041, P.R.China

T: (86-21) 5298-5488

F: (86-21) 5298-5492

junhesh@junhe.com

LEGAL OPINION

To                                CooTek (Cayman) Inc.

Building 7,

No. 2007, Hongmei Road,

Xuhui District, Shanghai 201103

People’s Republic of China

RE                              PRC Legal Opinion on Certain PRC Law Matters

August 16, 2018

Dear Sirs:

We are lawyers qualified in the People’s Republic of China (the “PRC”) and are qualified to issue opinions on the PRC Laws (as defined in Section 4). For the purpose of this legal opinion (this “Opinion”), the PRC does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

We act as PRC counsel to CooTek (Cayman) Inc. (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (a) the proposed initial public offering (the “Offering”) by the Company of the American Depositary Shares (“ADSs”), in accordance with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933 (as amended), and (b) the Company’s proposed listing of the ADSs on the New York Stock Exchange ((a) and (b) above collectively, the “Transactions”).

In so acting, we have examined the Registration Statement, the originals or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates, approvals and other instruments as we have deemed necessary for the purpose of rendering this opinion, including, without limitation, originals or copies of the agreements and certificates issued by PRC authorities and officers of the Company (“Documents”). In such examination, we have assumed the accuracy of the factual matters described in the Registration Statement and that the Registration Statement and other documents will be executed by the parties in the forms provided to and reviewed by us. We have also assumed the genuineness of all signatures, seals and chops, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all

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documents submitted to us as copies, and the truthfulness, accuracy and completeness of all factual statements in the documents.

1.                           The following terms as used in this Opinion are defined as follows:

“Government Agency”	means any national, provincial, municipal or local governmental authority, agency or body having jurisdiction over any of the PRC Operating Entities in the PRC.

“Governmental Authorization”	means all consents, approvals, authorizations, permissions, orders, registrations, filings, licenses, clearances and qualifications of or with any Government Agency.

“M&A Rules”

means the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors jointly promulgated by the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration of Industry and Commerce, China Securities Regulatory Commission (“CSRC”) and the State Administration of Foreign Exchange of the PRC on August 8, 2006 and as amended on June 22, 2009.

“PRC Group Companies”

means the PRC Subsidiaries, the Variable Interest Entities and the subsidiaries of the Variable Interest Entities as set out in Schedule 1 attached hereto. “PRC Group Company” shall be construed accordingly.

“PRC Shareholders”	means, collectively, the shareholders of the Variable Interest Entities. “PRC Shareholder” shall be construed accordingly.

“PRC Laws”	means any and all laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available in the PRC as of the date hereof.

“PRC Subsidiaries”	means any and all subsidiaries of the Company established in the PRC which are, directly or indirectly, owned by the Company.

“Prospectus”	means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

“Shanghai Chule”	means Shanghai Chule Information Technology

Co., Ltd.

“Shanghai Hanxiang”	means Shanghai Hanxiang (CooTek) Information Technology Co., Ltd.

“Shanghai Chu Bao”	means Shanghai Chu Bao (CooTek) Information Technology Co., Ltd.

“Shenzhen Molihong”	means Molihong (Shenzhen) Network Technology Co., Ltd.

“Ningbo Yingsun”	means Ningbo Yingsun Information Technology Co., Ltd.

“Variable Interest Entities”	mean Shanghai Hanxiang, Shanghai Chu Bao, Shenzhen Molihong and Ningbo Yingsun.

Capitalized terms used herein and not otherwise defined herein shall have the same meanings described in the Registration Statement.

2.                            Based upon and subject to the foregoing and subject to the qualifications set out below, we are of the opinion that:

(1)             Incorporation and Existence of PRC Group Companies. Each of the PRC Group Companies has been duly incorporated and is validly existing as a limited liability company and has legal person status under the PRC Laws and its business license and articles of association are in full force and effect under, and in compliance with, the PRC Laws. All the equity interests of each of the PRC Group Companies are legally owned by its respective shareholders as the shareholding status set forth in Schedule 1 attached hereto, and to our best knowledge after due and reasonable inquiries, other than the equity interests of Variable Interest Entities, such equity interests are free and clear of all security interest, encumbrances, mortgage, pledge, liens, equities or claims. Except as provided in the VIE Agreements (as defined below), there are no outstanding rights, warrants or options to acquire or instruments convertible into or exchangeable for, nor any agreements or other obligations to issue or other rights to convert any obligation into, any equity interest in any of the PRC Group Companies. All Governmental Authorizations required for the ownership by the shareholders of their respective equity interests in each of the PRC Group Companies have been duly obtained.

The branch of the PRC Group Companies named in Schedule 2 ( the “PRC Branch”) has been duly incorporated and is validly existing under the PRC Laws and their respective business license is in compliance with the PRC Laws.

(2)             Corporate Structure. The descriptions of the corporate structure of the PRC Group Companies and the arrangements and agreements relating to the Company’s corporate structure (the “VIE Agreements”) set forth in “Corporate History and Structure” section of the Registration Statement are true and accurate and nothing has been omitted from such description which would make the same misleading in any material respect. The descriptions of the events and transactions set forth in “Corporate History and Structure” section and “Related Party Transactions” section of the Registration Statement, to the extent that such descriptions are related to matters of the PRC Laws or documents, agreements or proceedings governed by the PRC Laws, are true and accurate and nothing has been omitted from such description which would make the same misleading in any material respects. (i) The ownership structure of each of the PRC Group Companies and the PRC Branch and (ii) to our best knowledge after due and reasonable inquiries, the transactions of acquisition and restructuring involving the PRC Group Companies as described in the “Corporate History and Structure” section of the Prospectus are not in violation of, and immediately after the consummation of the Transactions will not result in violation of, any PRC Laws currently in effect, and no Governmental Authorization or any other necessary steps required under the PRC Laws other than those already obtained is required under the existing PRC Laws for the establishment of such shareholding structures.

We are of the opinion that,

(a)             Each of the VIE Agreements has been duly authorized, executed and delivered by the applicable PRC Group Companies and PRC Shareholders who are parties thereto and is valid and legally binding to each party to such agreements under the current PRC Laws; each of the applicable PRC Group Companies and PRC Shareholders has, to the extent applicable, taken all necessary corporate actions to authorize the performance thereof; each of the applicable PRC Group Companies and PRC Shareholders has the power and capacity (corporate or otherwise) to enter into and to perform its/his obligations under such VIE Agreements;

(b)             Both currently and immediately after giving effect to this Offering, the VIE Agreements among Shanghai Chule, the Variable Interest Entities and their respective shareholders governed by PRC Laws are valid, binding and enforceable;

(c)              Except as disclosed in the Registration Statement, no Governmental Authorizations are required under the PRC Laws in connection with the VIE Agreements or the performance of the terms thereof or for the transactions contemplated thereunder, other than those already obtained, provided, however, any exercise by Shanghai Chule of its rights will be subject to: (a) the approval of and/or registration with the Governmental Agencies for the resulting equity transfer; and (b) the exercise price for equity transfer under the VIE Agreements complying with the PRC Laws;

(d)             Each of the VIE Agreements does not and the execution and delivery thereof by the parties thereto, the due performance by each of the parties thereto of its obligations thereunder, and the due consummation by each of the parties thereto of the transactions contemplated therein, did not, do not and will not (A) result in any violation of the provisions of articles of association or business license of such party that is a PRC Group Company or any Governmental Authorization, as applicable; (B) result in any violation of or penalty under any PRC Laws or any decree, judgment or order of any Government Agency or any court in the PRC applicable to such party that is a PRC Group Company or a PRC Shareholder; (C) to the best of our knowledge after due and reasonable inquiries, conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any license, indenture, mortgage, deed of trust, loan agreement, note, lease or any other material agreement or instrument governed by the PRC Laws to which any such party that is a PRC Group Company or a PRC Shareholder or by which any of them is bound or to which any of their property or assets is subject and to the best of our knowledge after due and reasonable inquiries, no such VIE Agreement has been amended or revoked or is liable to be set aside under any PRC Laws for (A), (B) and (C) above. However, there are substantial uncertainties regarding the interpretation and application of current or future PRC Laws and there can be no assurance that the Government Agencies will ultimately take a view that is consistent with our opinion stated above.

The statements set forth in the Prospectus under the captions “Risk Factors — Risks Related to Our Corporate Structure” are fair and accurate summaries of the matters described therein, and nothing has been omitted from such summaries that would make the same misleading in any material respect.

(3)             M&A Rules. The M&A Rules, in particular the relevant provisions thereof, purport, among other things, to require offshore special purpose vehicles formed for the purpose of obtaining a stock exchange listing outside of PRC and controlled directly or indirectly by Chinese companies or natural persons, to obtain the approval of the CSRC prior to the listing and trading of their securities on any stock exchange located outside of PRC.

Based on our understanding of the PRC Laws, we are of the opinion that the CSRC’s approval is not required for the Transactions, including, but not limited to, the listing and trading of the Company’s ADSs on the New York Stock Exchange, in the context of this Offering, given that (1) Shanghai Chule was incorporated as a wholly foreign-owned enterprise by means of direct investment rather than by merger or acquisition of equity interest or assets of a PRC domestic company owned by PRC companies or individuals as defined under the M&A Rules that are the beneficial owners of the Company; and (2) no provision in the M&A Rules clearly classifies the contractual arrangement under the VIE Agreements as a type of transactions subject to the M&A Rules.

The statements set forth in the Prospectus under the captions “Risk Factors —Risks Related to Doing Business in China —The approval of the China Securities Regulatory Commission may be required in connection with this offering under PRC law” are fair and accurate summaries of the matters described therein, and nothing has been omitted from such summaries that would make the same misleading in any material respect.

(4)             Enforceability of Civil Procedures. There is uncertainty as to whether the courts of the PRC would: i) recognize or enforce judgments of United States courts obtained against the Company or directors or officers of the Company predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or ii) entertain original actions brought in each respective jurisdiction against the Company or directors or officers of the Company predicated upon the securities laws of the United States or any state in the United States.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on reciprocity between jurisdictions. The PRC does not have any treaties or other agreements with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against the Company or the directors and officers of the Company if they decide that the judgment violates the basic principles of PRC Laws or national sovereignty, security or public interest.

(5)             Taxation. The statements set forth under the caption “Taxation” in the Registration Statement insofar as they constitute statement of PRC tax law, are accurate in all material respects and that such statements constitute our opinion. We do not express any opinion herein concerning any law other than PRC tax law.

(6)             Statements in the Prospectus. The statements in the Registration Statement and the Prospectus under the headings “Prospectus Summary”, “Risk Factors”, “Corporate History and Structure”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Enforceability of Civil Liabilities”, “Dividend Policy”, “Business”, “Management”, “Related Party Transactions”, “Regulation”, “Taxation” and “Legal Matters” (other than the financial statements and related schedules and other financial data contained therein to which we express no opinion), to the extent such statements relate to matters of the PRC Laws or documents, agreements or proceedings governed by the PRC Laws, are accurate in all material respects, and fairly present and fairly summarize in all material respects the PRC Laws, documents, agreements or proceedings referred to therein, and nothing has been omitted from such statements which would make the statements, in light of the circumstance under which they were made, misleading in any material aspect.

3.                            This Opinion is subject to the following qualifications:

(1)             This Opinion relates only to the PRC Laws and we express no opinion as to any other laws and regulations. There is no guarantee that any of the PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

(2)             This Opinion is intended to be used in the context which is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter and no part shall be extracted for interpretation separately from this Opinion.

(3)             This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable or fraudulent; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and the entitlement of attorneys’ fees and other costs; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC Laws.

This Opinion is rendered to you for the purpose hereof only, and save as provided herein, this Opinion shall not be quoted nor shall a copy be given to any person (apart from the addressee and its legal counsel) without our express prior written consent, except where such disclosure is required to be made by the applicable law or is requested by the SEC or any other regulatory agencies.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the use of our firm’s name under the captions “Risk Factors,” “Enforceability of Civil Liabilities,” “Corporate History and Structure,” “Taxation,” and “Legal Matters” in the Registration Statement.. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

The remainder of this page is intentionally left blank.

Signature Page

Yours faithfully,

/s/ JunHe LLP

JunHe LLP

SCHEDULE 1

List of the PRC Group Companies

A.                PRC Subsidiaries

Shanghai Chule Information Technology Co., Ltd. (“上海触乐信息科技有限公司” in Chinese) and its Beijing branch, wholly owned by CooTek HongKong Limited.

First tiered companies of which 100% equity interests are directly owned by Shanghai Chule Information Technology Co., Ltd.:

Chubao Information Technology (Ningbo) Co., Ltd (“触宝信息科技（宁波）有限公司” in Chinese).

B.                Variable Interest Entities

1.              Shanghai Hanxiang (CooTek) Information Technology Co., Ltd. (“上海汉翔信息技术有限公司” in Chinese), with its shareholding status as follows:

No.	Equity holders	Equity interests in the Variable Interest Entity
1.	Karl Kan Zhang (张瞰)	18.94%
2.	Michael Jialiang Wang(王佳梁)	16.62%
3.	Susan Qiaoling Li(李巧玲)	16.62%
4.	Haiyan Zhu(朱海燕)	13.64%
5.	Jim Jian Wang(王健)	9.94%
6.	Qiming Century(HK)Limited	16.67%
7.	Qualcomm International, Inc.	3.79%
8.	Orange Capital Management	3.79%
Total equity interest		100.00%

2.              Shanghai Chu Bao (CooTek) Information Technology Co., Ltd. (“上海触宝信息技术有限公司” in Chinese), with its shareholding status as follows:

No.	Equity holders	Equity interests in the Variable Interest Entity
1.	Karl Kan Zhang (张瞰)	25.00%
2.	Michael Jialiang Wang(王佳梁)	21.94%
3.	Susan Qiaoling Li(李巧玲)	21.94%
4.	Haiyan Zhu(朱海燕)	18.00%
5.	Jim Jian Wang(王健)	13.12%
Total equity interest		100.00%

3.              Molihong (Shenzhen) Network Technology Co., Ltd. (“魔力红（深圳）网络科技有限公司” in Chinese), with its shareholding status as follows:

No.	Equity holders	Equity interests in the Variable Interest Entity
1.	Michael Jialiang Wang(王佳梁)	50.00%
2.	Jim Jian Wang(王健)	50.00%
Total equity interest		100.00%

4.              Ningbo Yingsun Information Technology Co., Ltd. (“鹰隼信息科技（宁波）有限公司” in Chinese), with its shareholding status as follows:

No.	Equity holders	Equity interests in the Variable Interest Entity
1.	Michael Jialiang Wang(王佳梁)	50.00%
2.	Jim Jian Wang(王健)	50.00%
Total equity interest		100.00%

SCHEDULE 2

Branch of the PRC Group Companies

A.            The Branch of PRC Subsidiaries

Shanghai Chule Information Technology Co., Ltd. Beijing Branch (“上海触乐信息科技有限公司北京分公司” in Chinese)